NEWS RELEASE

For Immediate Release
January 30, 2014
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FOURTH QUARTER 2013
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended December 31, 2013, of $27.2 million, compared to $21.7 million for the corresponding period of 2012, according to Frank B. Holding, Jr., chairman of the board. Net income for the fourth quarter of 2013 increased $5.5 million, or 25.2 percent, from the same quarter of 2012. The increase in net income reflects significantly lower provision for loan and lease losses and improved noninterest income, partially offset by lower net interest income.
Per share income for the fourth quarter of 2013 totaled $2.83, compared to $2.15 for the same period of 2012. First Citizens' current quarter results generated an annualized return on average assets of 0.50 percent and an annualized return on average equity of 5.37 percent, compared to respective returns of 0.41 percent and 4.43 percent for the same period of 2012.
For the year ended December 31, 2013, net income totaled $167.7 million, or $17.43 per share, compared to $134.3 million, or $13.11 per share, during 2012. The return on average assets was 0.79 percent during 2013, compared to 0.64 percent during 2012. The return on average shareholders' equity was 8.63 percent and 7.01 percent for the respective periods. The $33.4 million, or 24.8 percent, increase in net income during 2013 primarily resulted from significantly lower provision for loan and lease losses and higher noninterest income, partially offset by lower net interest income.
FINANCIAL HIGHLIGHTS

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Loan growth continued during the fourth quarter of 2013, as total originated loans increased $219.7 million from September 30, 2013, to December 31, 2013; during the fourth quarter of 2013, originated loan growth exceeded acquired loan run-off; originated loans increased $528.2 million, or 4.6 percent, from December 31, 2012, to December 31, 2013; for both the fourth quarter and full year, commercial mortgage loan growth was especially notable.

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Acquired loan balances continue to decline due to repayments of performing loans and resolution of problem assets; acquired loan balances totaled $1.03 billion at December 31, 2013, down $158.9 million since September 30, 2013, and down $779.8 million, or 43.1 percent, since December 31, 2012.

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Provision for loan and lease losses declined significantly during both the fourth quarter and full year of 2013 due to improving credit quality and lower net charge-offs; provision expense equaled $7.3 million during the fourth quarter of 2013, compared to $64.9 million during the fourth quarter of 2012; BancShares recorded a $32.3 million credit to provision expense for the year ended December 31, 2013, compared to provision expense of $142.9 million for the year ended December 31, 2012.

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Asset quality continues to improve; as of December 31, 2013, BancShares' nonperforming assets amounted to $165.6 million, compared to $310.4 million as of December 31, 2012, with reductions noted among both acquired and originated assets; net charge-offs totaled $11.7 million for the fourth quarter of 2013, compared to $22.4 million during the same period of 2012; net charge-offs totaled $60.7 million for 2013, compared to $94.0 million for 2012.

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For both the fourth quarter of 2013 and the full year, loans acquired in the FDIC-assisted transactions continued to have a material impact on earnings. Significant acquisition-related variances affecting earnings include:

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During the fourth quarter of 2013, BancShares recorded $44.9 million in acquired loan accretion income, compared to $110.6 million during the fourth quarter of 2012, as the acquired loan portfolio continues to decline due to repayments and resolutions; acquired loan accretion income totaled $224.7 million during 2013 compared to $304.0 million during 2012.

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During the fourth quarter of 2013, BancShares recorded a $0.8 million credit to acquired loan provision expense, compared to provision expense of $62.3 million during the fourth quarter of 2012 due to credit quality improvements; for 2013, BancShares recorded a $51.5 million credit to acquired loan provision expense, compared to provision expense of $100.8 million during 2012.

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During the fourth quarters of 2013 and 2012, noninterest income included reductions of $6.5 million and $36.5 million resulting from adjustments to the FDIC receivable and recoveries of acquired loans previously charged off; for 2013 and 2012, FDIC receivable adjustments and recoveries reduced noninterest income by $42.6 million and $91.1 million, respectively.

•	BancShares' liquidity position continues to be very strong. As of December 31, 2013, BancShares had more than $3.39 billion in cash and securities that could easily be converted to cash.

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BancShares remains well capitalized with a tier 1 leverage ratio of 9.82 percent at December 31, 2013, up 59 basis points from December 31, 2012. Both the total risk-based capital and tier 1 risk-based capital ratios increased from December 31, 2012, to levels of 16.42 percent and 14.92 percent at December 31, 2013, respectively.

LOANS AND DEPOSITS
Originated loan growth was very strong during the fourth quarter, improving $219.7 million, or 1.8 percent from September 30, 2013. Originated loans totaled $12.10 billion at December 31, 2013, an increase of $528.2 million, or 4.6 percent, from December 31, 2012. Originated loan demand during 2013 was particularly strong among commercial mortgage loans.
Acquired loans totaled $1.03 billion at December 31, 2013, compared to $1.19 billion at September 30, 2013, and $1.81 billion at December 31, 2012. The acquired loan portfolio continues to decline, primarily due to repayments.
Total deposits at December 31, 2013, equaled $17.87 billion, a decrease of $212.0 million since December 31, 2012. Time deposits declined $699.0 million since December 31, 2012, while noninterest-bearing deposits have increased $356.1 million since December 31, 2012, due to shifting customer demand.
NET INTEREST INCOME
Fourth quarter net interest income decreased $86.4 million, or 32.8 percent, from the same period of 2012 while 2013 net interest income decreased $174.5 million, or 19.1 percent. The fourth quarter and full year reductions primarily resulted from acquired loan shrinkage. The fourth quarter taxable-equivalent net yield on interest-earning assets decreased 189 basis points to 3.55 percent when compared to the fourth quarter of 2012, and 102 basis points to 3.82 percent for the full year, due to the impact of proceeds from acquired loan repayments being invested in lower yielding loans and investment securities.
Average interest-earning assets increased $513.4 million, or 2.7 percent, for the fourth quarter and $459.0 million, or 2.4 percent, for 2013, compared to the same period of 2012. Average investment securities increased $507.4 million and average overnight investments increased $348.6 million, while average loans decreased $397.0 million during 2013, when compared to the same period of 2012. The reduction in higher yielding acquired loans and the growth of lower yielding originated loans, investment securities and overnight investments contributed to a $208.0 million reduction in interest income during 2013. The fourth quarter reduction in interest income totaled $91.3 million, when compared to the same period of 2012, primarily resulting from the change in asset mix.

Average interest-bearing liabilities decreased $319.3 million, or 2.3 percent, during the fourth quarter of 2013, when compared to the same period of 2012, due to significant reductions in time deposits. The rate on interest-bearing liabilities fell 13 basis points from the fourth quarter of 2012 to 0.38 percent during the fourth quarter of 2013. Average interest-bearing liabilities declined $387.7 million, or 2.7 percent, for the full year 2013, due to reductions in time deposits and lower long-term obligations resulting from the July 2012 redemption of $150.0 million in trust preferred securities. The rate on interest-bearing liabilities fell 22 basis points to 0.41 percent for 2013. The reduction was principally due to the July 2012 redemption of trust preferred securities and an improved mix of demand deposits versus time deposits.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded provision expense of $7.3 million during the fourth quarter of 2013, compared to provision expense of $64.9 million during the fourth quarter of 2012. BancShares recorded a $32.3 million credit to provision expense for the year ended December 31, 2013, compared to provision expense of $142.9 million for the year ended December 31, 2012. For the fourth quarter and full year of 2013, the favorable change in provision expense resulted from credit quality improvements in the originated commercial loan portfolio and reversal of previously established allowances for acquired loans due to payoffs.

During the fourth quarter of 2013, BancShares recorded a $0.8 million credit to provision expense related to acquired loans, compared to provision expense of $62.3 million during the fourth quarter of 2012. For 2013, BancShares recorded a $51.5 million credit to acquired loan provision expense, compared to provision expense of $100.8 million during 2012. For the fourth quarter and full year, acquired loan provision expense represents a $63.2 million and $152.4 million favorable change, respectively. The significant reduction in provision expense for acquired loans resulted from reversal of previously identified impairment for post-acquisition deterioration, primarily due to payoffs. Net charge-offs resulting from post-acquisition deterioration of acquired loans equaled $5.2 million during the fourth quarter of 2013, compared to $12.9 million for the fourth quarter of 2012, and $34.9 million for 2013, compared to $50.1 million for 2012.

Provision expense for originated loans totaled $8.1 million during the fourth quarter of 2013, compared to $2.5 million during the fourth quarter of 2012, an increase of $5.6 million primarily resulting from loan growth. Originated loan provision expense was $19.3 million for 2013, compared to $42.0 million for 2012, resulting from credit quality improvements in the originated commercial loan portfolio. Net charge-offs on originated loans equaled $6.5 million during the fourth quarter and $25.8 million for 2013, compared to $9.5 million and $43.9 million for the respective periods in 2012. On an annualized basis, originated loan net charge-offs represented 0.22 percent of average originated loans and leases for the fourth quarter of 2013, compared to 0.33 percent for the same period of 2012. Net charge-offs represent 0.22 percent and 0.38 percent of average loans and leases for 2013 and 2012.

NONINTEREST INCOME
Noninterest income for the fourth quarter of 2013 equaled $69.2 million, compared to $33.2 million in the comparable period of 2012. The $36.0 million increase during the fourth quarter of 2013 includes a $33.3 million favorable variance in the adjustment to the FDIC receivable for loss share agreements.
Noninterest income equaled $263.6 million for 2013, compared to $189.3 million for 2012, resulting from a $29.3 million favorable reduction in the adjustment to the FDIC receivable and a $19.2 million increase in recoveries of acquired loan balances previously charged off. The 2013 increase also reflects $7.5 million relating to the sale of a large portion of our client bank processing service relationships, offset by a $12.0 million reduction in the year-to-date fees generated by that business during 2013. Noninterest income for 2013 also benefited from a $5.7 million increase in merchant income and a $3.2 million increase in cardholder income.

NONINTEREST EXPENSE
Noninterest expense decreased $2.4 million in the fourth quarter of 2013 to $196.3 million, compared to $198.7 million in the fourth quarter of 2012. The fourth quarter decrease is a result of lower foreclosure-related expenses, partially offset by higher employee benefits. The higher employee benefits expense reflects higher pension cost resulting from a lower discount rate used to calculate 2013 pension expense.
For the year, noninterest expense totaled $771.4 million, an increase of $4.4 million over 2012, resulting from an $11.6 million increase in employee benefit expense, driven by a lower discount rate for the pension plan during 2013, and a $5.8 million increase in cardholder rewards expense. The increase in 2013 noninterest expense also included a $5.8 million increase in consulting expense resulting from various technology and strategic initiatives, and a $4.4 million increase in advertising expense, the result of costs associated with the promotion of a new corporate brand. These increases were offset by a $23.5 million reduction in foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $15.0 million and $10.8 million for the fourth quarters of 2013 and 2012, representing effective tax rates of 35.5 percent and 33.2 percent during the respective periods. The higher effective tax rate for 2013 reflects the proportionately smaller impact of permanent differences.
Income tax expense totaled $97.0 million and $59.8 million for 2013 and 2012, respectively. The effective tax rates were 36.6 percent and 30.8 percent for the respective twelve-month periods. The increased effective tax rate for 2013 primarily results from a $6.4 million credit to tax expense recorded during the second quarter of 2012, resulting from the favorable outcome of state tax audits for the period 2008-2010, net of additional federal taxes.
NONPERFORMING ASSETS
As of December 31, 2013, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), amounted to $165.6 million, or 1.3 percent, of total loans and leases plus OREO, compared to $310.4 million, or 2.3 percent, at December 31, 2012. Of the $166 million in nonperforming assets at December 31, 2013, $75.6 million relates to acquired loans and covered OREO, and $90.1 million results from originated loans.
The $75.6 million of acquired nonperforming assets represents a reduction of $101.5 million since December 31, 2012, due to problem asset resolutions that have resulted in reductions in both nonaccrual loans and OREO.
Originated nonperforming assets totaled $90.1 million at December 31, 2013, representing 0.7 percent of originated loans and leases plus OREO as of December 31, 2013, compared to 1.1 percent at December 31, 2012.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for 2013 and 2012 is affected by earlier FDIC-assisted transactions. Various post-acquisition adjustments to the carrying value of acquired assets create potential volatility in net interest income, provision for loan and lease losses, and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and recognized as interest income over the remaining life of the loan. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality subsequently improves, previously established allowances are reversed with a credit to provision for loan and lease losses. Recoveries of amounts previously charged off are recognized as noninterest income.
For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income. Increases to the FDIC receivable resulting from post-acquisition deterioration are recognized immediately. However, reductions in the FDIC receivable resulting from post-

acquisition improvements are recognized prospectively over the shorter of the covered asset's remaining life or the relevant loss share agreement.
ABOUT FIRST CITIZENS BANCSHARES
As of December 31, 2013, BancShares had total assets of $21.2 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 17 states and the District of Columbia, including telephone banking, online banking, mobile banking and ATMs.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31
(thousands, except share data and ratios; unaudited)	2013	2012	2013	2012
Interest income	$189,640	$280,891	$796,804	$1,004,836
Interest expense	13,047	17,943	56,618	90,148
Net interest income	176,593	262,948	740,186	914,688
Provision for loan and lease losses	7,276	64,880	(32,255)	142,885
Net interest income after provision for loan and lease losses	169,317	198,068	772,441	771,803
Noninterest income	69,177	33,219	263,603	189,300
Noninterest expense	196,315	198,728	771,380	766,933
Income before income taxes	42,179	32,559	264,664	194,170
Income taxes	14,953	10,813	96,965	59,822
Net income	$27,226	$21,746	$167,699	$134,348
Taxable-equivalent net interest income	$177,280	$263,635	$742,846	$917,664
Net income per share	$2.83	$2.15	$17.43	$13.11
Cash dividends per share	0.30	0.30	1.20	1.20
Profitability information (annualized)
Return on average assets	0.50%	0.41%	0.79%	0.64%
Return on average equity	5.37	4.43	8.63	7.01
Taxable-equivalent net yield on interest-earning assets	3.55	5.44	3.82	4.84

CONDENSED BALANCE SHEETS

	December 31
(thousands, except share data; unaudited)	2013	2012
Assets
Cash and due from banks	$533,599	$639,730
Overnight investments	859,324	443,180
Investment securities	5,388,610	5,227,570
Loans and leases:
Acquired	1,029,426	1,809,235
Originated	12,104,298	11,576,115
Less allowance for loan and lease losses	233,394	319,018
Receivable from FDIC for loss share agreements	93,397	270,192
Other assets	1,423,831	1,636,648
Total assets	$21,199,091	$21,283,652
Liabilities and shareholders' equity
Deposits	$17,874,066	$18,086,025
Other liabilities	1,248,350	1,333,620
Shareholders' equity	2,076,675	1,864,007
Total liabilities and shareholders' equity	$21,199,091	$21,283,652
Book value per share	$215.89	$193.75

SELECTED AVERAGE BALANCES

	Three months ended December 31		Year ended December 31
(thousands, except shares outstanding)	2013	2012	2013	2012
Total assets	$21,562,920	$21,245,425	$21,300,800	$21,077,444
Investment securities	5,285,783	5,169,159	5,206,000	4,698,559
Loans and leases	13,088,636	13,357,928	13,163,743	13,560,773
Interest-earning assets	19,787,236	19,273,850	19,433,947	18,974,915
Deposits	18,102,752	17,983,033	17,947,996	17,727,117
Interest-bearing liabilities	13,790,088	14,109,359	13,910,299	14,298,026
Shareholders' equity	$2,010,191	$1,951,874	$1,942,108	$1,915,269
Shares outstanding	9,618,941	10,159,262	9,618,952	10,244,472

CAPITAL INFORMATION

	December 31
	2013	2012	2011
Tier 1 capital ratio	14.92%	14.27%	15.41%
Total capital ratio	16.42	15.95	17.27
Tier 1 leverage capital ratio	9.82	9.23	9.90

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	Three months ended December 31		Year ended December 31

	2013	2012	2013	2012
	(dollars in thousands)
ALLL at beginning of period	$237,799	$276,554	$319,018	$270,144
Reclassification of reserve for unfunded commitments to ALLL (1)	—	—	7,368	—
Provision for loan and lease losses:
Acquired loans	(834)	62,332	(51,544)	100,839
Originated loans	8,110	2,548	19,289	42,046
Net charge-offs of loans and leases:
Charge-offs	(13,494)	(23,969)	(68,026)	(100,478)
Recoveries	1,813	1,553	7,289	6,467
Net charge-offs of loans and leases	(11,681)	(22,416)	(60,737)	(94,011)
ALLL at end of period	$233,394	$319,018	$233,394	$319,018
ALLL at end of period allocated to loans and leases:
Acquired	$53,520	$139,972	$53,520	$139,972
Originated	179,874	179,046	179,874	179,046
ALLL at end of period	$233,394	$319,018	$233,394	$319,018
Net charge-offs of loans and leases:
Acquired	$5,163	$12,867	$34,908	$50,128
Originated	6,518	9,549	25,829	43,883
Total net charge-offs	$11,681	$22,416	$60,737	$94,011
Reserve for unfunded commitments (1)	$357	$7,692	$357	$7,692
Average loans and leases:
Acquired	1,089,457	1,825,491	1,406,329	1,991,091
Originated	11,999,179	11,532,437	11,757,414	11,569,682
Loans and leases at period-end:
Acquired	1,029,426	1,809,235	1,029,426	1,809,235
Originated	12,104,298	11,576,115	12,104,298	11,576,115
Risk Elements
Nonaccrual loans and leases:
Acquired	$28,493	$74,479	$28,493	$74,479
Originated	53,170	89,845	53,170	89,845
Other real estate:
Covered under loss share agreements	47,081	102,577	47,081	102,577
Not covered under loss share agreements	36,898	43,513	36,898	43,513
Total nonperforming assets	$165,642	$310,414	$165,642	$310,414
Nonperforming assets acquired	$75,574	$177,056	$75,574	$177,056
Nonperforming assets originated	90,068	133,358	90,068	133,358
Total nonperforming assets	$165,642	$310,414	$165,642	$310,414
Accruing loans and leases greater than 90 days past due:
Acquired	$193,892	$281,000	$193,892	$281,000
Originated	8,784	11,272	8,784	11,272
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	1.88%	2.80%	2.48%	2.52%
Originated	0.22	0.33	0.22	0.38
ALLL to total loans and leases:
Acquired	5.20	7.74	5.20	7.74
Originated	1.49	1.55	1.49	1.55
Nonperforming assets to total loans and leases plus other real estate:
Acquired	7.02	9.26	7.02	9.26
Originated	0.74	1.15	0.74	1.15
Total	1.25	2.29	1.25	2.29
(1) During the second quarter of 2013, BancShares implemented refinements to the ALLL that included estimated losses on unfunded commitments. As a result of these refinements, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.